Exhibit 4.77

[Translation of Chinese Original]

Cooperation Termination Agreement

Party A: Dongguan branch of the Guangdong Broadcasting TV Network Co., Ltd.

Party B: Dongguan SuperTV Video Info Co., Ltd.

Dated on November 9, 2011 in Dongguan, China

The Agreement is entered into between the following two parties:

Party A: Dongguan branch of the Guangdong Broadcasting TV Network Co., Ltd.	Party B: Dongguan SuperTV Video Info Co., Ltd.
Add.: Telecasting Complex Building, Dongcheng S. Road, Dongguan, 523129	Add.: No. 506 Dongsheng Plaza, Dongcheng S. Road, Dongguan, 523129
Tel: 0769-22479263	Tel: 0769-22328960
Fax: 0769-22479263	Fax: 0769-22328960
Bank:	Bank:
A/C.:	A/C.:

The Parties hereto are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas,	it is confirmed that:

1.	Due to the integration of the broadcasting TV networks in Guangdong Province, Dongguan branch of the Guangdong Broadcasting TV Network Co., Ltd. is established and assumes the rights and obligations under all contracts made by its predecessor “Dongguan Broadcasting TV Network Development Co., Ltd.”.

2.	On April 5, 2008 and June 18, 2008, Dongguan Broadcasting TV Network Development Co., Ltd. made the Cooperation Framework Contract and the Supplemental Agreement to the Cooperation Framework Contract with Party B, and on June 18, 2009, the two parties made the Cooperation Agreement for Dongguan Interactive TV Business. Therefore, Party A accepts all rights and obligations of Dongguan Broadcasting TV Network Development Co., Ltd. under the aforesaid three contracts or agreements.

3.	Whereas, Guangdong Broadcasting TV Network Co., Ltd. requires its branches not to make any cooperation separately with any third party in value-added businesses, and Dongguan broadcasting TV network is integrated to Guangdong Broadcasting TV Network Co., Ltd., the interactive platform will be subject to uniform planning, construction, management and operation.

Therefore, it is agreed as follows through friendly negotiation with respect to terminations of the aforesaid cooperation agreements, namely, Cooperation Framework Contract, Supplemental Agreement to Cooperation Framework Contract and Cooperation Agreement for Dongguan Interactive TV Business.

1.	Party B shall transfer the equipments of the established Dongguan HD Interactive TV Platform System and relevant interests and rights (including purchase contracts, quality assurance and after-sale service) to Party A (list of main equipments is specified in Annex 1).

2.	Party B shall hand over the program contents and copyright certifications with respect to the Dongguan HD Interactive TV Platform System to Party A (contents list of digital TV platform is specified in Annex 2).

3.	If Party A accepts without objection the equipments and program contents set forth in Articles 1 and 2 above, with written confirmation of the Parties, Party A shall make the following payments to Party B according to Article 7.2.2 of the Cooperation Agreement for Dongguan Interactive TV Business:

1)	costs for the equipments: RMB3,513,390 (three million five hundred and thirteen thousand three hundred and ninety yuan only);

2)	compensations to Party B for early termination of the aforesaid three contracts: RMB2,912,500 (two million nine hundred and twelve thousand five hundred yuan only). Such compensations include, but not limited to, R&D costs, labor service fee and program costs incurred to Party B and in connection with the Project.

The aforesaid amount is RMB6,425,890 (six million four hundred and twenty-five thousand eight hundred and ninety yuan only).

4.	Payment method: Party A shall make payment to Party B within ten business days after receiving Party B’s invoice and the payment certification with respect to the payments made by Party B to the equipment supplier.

5.	After the aforesaid obligations set forth above are fulfilled, the three contracts, Cooperation Framework Contract, Supplemental Agreement to the Cooperation Framework Contract and Cooperation Agreement for Dongguan Interactive TV Business, shall be terminated, and all rights, obligations and liabilities of the Parties under the aforesaid three contracts shall be ceased.

6.	Miscellaneous

1)	The Agreement shall take effect upon signatures and seals by the Parties.

2)	Any matter uncovered in the Agreement shall be specified by the Parties in a supplemental agreement through negotiation;

3)	Any dispute arising from interpretation or performance of the Agreement shall be settled through friendly negotiation. Where negotiation fails, either party may bring a suit with the Peoples’ Court at the place where the cooperation business is conducted.

4)	The following annexes are attached to the Agreement:

Annex 1: List of Main Equipments of Dongguan Interactive TV Platform

Annex 2: List of Dongguan Interactive TV Platform Content

Annex 3: Short List of Appointed Personnel to Dongguan Interactive TV Platform

5)	The Agreement shall be in four duplicates with equal legal effect, two for either party.

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Party A: Dongguan branch of the Guangdong Broadcasting TV Network Co., Ltd. (seal)

Legal representative/Authorized representative (signature):

Party B: Dongguan SuperTV Video Info Co., Ltd. (seal)

Legal representative/Authorized representative (signature):

Date: November 9, 2011

Annex 1:

List of Main Equipments of Dongguan Interactive TV Platform (Omitted)

Annex 2:

List of Dongguan Interactive TV Platform Content (Omitted)

Annex 3:

Short List of Appointed Personnel to Dongguan Interactive TV Platform (Omitted)